Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:
Milt Alpern, CFO
Applix Inc.
508-475-2450
malpern@applix.com
APPLIX REPORTS CONTINUED REVENUE AND PROFIT GROWTH
FOR THIRD QUARTER 2005
— Company reaffirms 2005 profit margin guidance; slightly lowers 2005 license revenue guidance —
WESTBOROUGH, Mass. — October 27, 2005 — Applix, Inc. (Nasdaq: APLX), a global provider of Business Performance Management (BPM) and Business Intelligence (BI) software solutions, today reported that revenue for the quarter ended September 30, 2005 was $8.81 million, a 28 percent increase over total revenue of $6.91 million in the third quarter of 2004. License revenue for the third quarter of 2005 was $4.37 million, a 32 percent increase compared to $3.31 million for the same period a year ago.
Net income for the third quarter of 2005 was $1.95 million, or $0.12 per diluted share, compared to net income of $416,000, or $0.03 per diluted share, for the year ago period.
David C. Mahoney, President and Chief Executive Officer of Applix, said, “During the past quarter, we continued to make good progress across our organization, producing strong year over year growth in revenue and profit. We are reaching the final stages of the turnaround that started in 2003 and as we prepare to enter 2006 we feel that our products and organization are in excellent shape. We are continuing the build-out of our sales organization, expanding our partnering relationships and increasing our marketing investments. The recent announcement of TM1 version 9.0, with its significantly enhanced web interface and support for Microsoft .NET marks a critical step in the further evolution of our product offering. Not only does it form a strong basis on which we can invest to aggressively expand our BPM and operational analytic offerings, but it dramatically strengthens our competitive position in enterprise wide opportunities.”
He continued, “While we remain confident in achieving our profit forecast for 2005 at this point in the year, we are slightly behind where we had planned to be on license revenue. Our experience over the last several quarters leads us to conclude that the larger deals have more variable closure rates. Thus, it is appropriate, as well as conservative, to revise our guidance for 2005 revenues. We are narrowing our expectations for total revenue growth and slightly lowering our expectations for license revenue growth, which had been aggressive targets established as we entered 2005. These adjusted growth expectations are still well above overall growth in the BPM and BI markets. Most importantly, every indicator suggests that our core focus on business performance management is being rewarded by increasing pipelines, more customer wins and increased opportunities to participate in broader and higher value bids. Applix is succeeding in its mission to provide a growing customer base with an ever-widening variety of performance management solutions.”
Third Quarter Business Highlights
•	Applix continued to expand its customer base by adding 58 new customers that are realizing measurable benefits of employing analytic applications for forecasting, planning and consolidations or for real time operations through the TM1 BPM platform, such as NewAlliance Bank, Hoffmann La Roche, Porsche Hungaria, Southern Sun Hotels, eServGlobal, Standard Bank, Trainline.com, InterContinental Hotels, Maple Lodge Farms, Denver Water, Papuan Oil Search Ltd and New Plymouth District Council.

•	Applix added new solution partners Intelligent Financial Solutions, Provex and IS Business Software Systems and new VARs ProfitKey International and SL Corporation.
Following the close of the quarter, Applix announced TM1 version 9.0, scheduled for release later this quarter, offering a high performing web solution for enterprise wide business performance management and business intelligence.
Third Quarter Financial Highlights
•	Cash and short-term investments totaled $23.40 million at 9/30/05, up more than $2 million from $21.33 million at 6/30/05, and a significant increase from $13.33 million a year ago.

•	Gross margin for the third quarter of 2005 remained strong at 88.7%, compared to 89.2% in the second quarter of 2005, and up from 87.5% in the third quarter last year.

•	Days sales outstanding was 43 days at 9/30/05, down from 50 days at 6/30/05, and lower than the Company’s targeted 55-60 days.

•	Average license deal size for transactions over $20,000 increased to between $55,000 — $60,000, from between $50,000 — $55,000 in the second quarter this year, and the number of customers purchasing more than $100,000 of software licenses was eight, compared to five in the second quarter of 2005.
Total operating expenses for the third quarter of 2005 totaled $6.17 million, compared to $5.71 million in the year ago quarter, reflecting significantly higher expenditures, as planned, for both product development and field sales and marketing operations, including lead generation activities, and headcount additions in sales, presales and product management. The third quarter of 2004 included a charge of $604,000 associated with the company’s restructuring of its UK office lease. Also included in the third quarter 2005 expenses was approximately $4,000 in legal costs associated with the previously announced investigation by the Securities & Exchange Commission; in the third quarter of 2004, these expenses were approximately $249,000.
Third quarter 2005 net income also benefited from the favorable resolution of a matter with tax authorities in the United Kingdom relating to transfer pricing effected in prior years. The reversal of the related tax contingency reserve resulted in a tax benefit of approximately $379,000 in the current period.
Milt Alpern, Chief Financial Officer of Applix, commented, “We are pleased that our operations continue to produce strong gross margins, increasing profitability and consistent cash generation. We are achieving industry-leading levels of profitability, despite some variability from quarter to quarter in license revenue growth, proving that our model is strategically sound. To support and build upon our improved market position for the remainder of this year and during 2006, we plan to utilize our solid financial foundation to continue to invest more aggressively in areas of our business, specifically sales and marketing and engineering. We believe that these investments will deliver a high level of financial performance going forward.”
Nine Months Results
Total revenues for the first nine months of 2005 were $25.89 million, a 20 percent increase over total revenues of $21.56 million for the first nine months of 2004. License revenues were $12.85 million for the first nine months of 2005, a 19 percent increase over $10.77 million in the same period last year. Net income for the first nine months of 2005 was $4.26 million, or $0.26 per diluted share, compared to $1.61 million, or $0.10 per diluted share in the 2004 first nine months.
Business and Financial Outlook for 2005
Applix is updating the guidance it provided on February 3, 2005, and reaffirmed on April 28, 2005 and July 28, 2005, for fiscal year 2005. The company is narrowing its expectations for total revenue growth, to approximately 20-23%, as opposed to 20-30%, for 2005, producing total revenues of between $37-38 million, from $37-40 million previously forecast. It is slightly lowering its expectations for license revenue growth to approximately 20-26%, from approximately 30-40%, producing total license revenues between $19.5-20.5 million, compared to $21-23 million previously forecast. The company continues to expect to achieve net income levels of 13-16% of total revenues in 2005, not including the impact of foreign exchange. The company is no longer targeting North American license revenues to be contributing 50% of total license revenues by the end of 2005, but rather expecting to hit this rate sometime in 2006. Net income exclusive of foreign exchange impact is a non-GAAP financial measure within the meaning of applicable SEC regulations. Applix is presenting this measure because it is currently unable to estimate the amount of foreign exchange gains or losses for 2005, and it believes that presenting net income excluding this item nonetheless presents investors with meaningful information about the company’s projected operating performance for 2005.
Investor Conference Call and Webcast
The senior management of Applix will host a conference call and Webcast to discuss the third quarter results tomorrow morning, Friday, October 28, 2005 at 8:30 am ET. To access the call, please dial 1-866-578-5771, using the confirmation code 55190868. Internationally, the call may be accessed by dialing 1-617-213-8055, using the same confirmation code. To listen via live audio Webcast, please visit the Company’s website, www.applix.com at least ten minutes prior to the start of the call. The Webcast will be available as a replay starting one hour after the call is completed at the same location.
About Applix
Applix (Nasdaq: APLX) is a global provider of Business Performance Management and Business Intelligence solutions. These solutions, based on Applix’s TM1 analytics platform, enable the continuous planning, management and monitoring of performance across the financial and operational functions within the enterprise. Applix is a founder of the BPM Standards Group (http://www.bpmstandardsgroup.org), and has been recognized by numerous industry analyst groups for its technical leadership and vision in the marketplace.
More than 2,000 customers worldwide use TM1 for its tight integration with Excel, real-time response, adaptability, and low total cost of ownership. Delivered by Applix and by a global network of partners, TM1-based solutions help customers manage their business performance and respond to the marketplace in real time. Headquartered in Westborough, MA, Applix maintains offices in four countries in Europe, North America and the Pacific Rim. For more information about Applix, please visit http://www.applix.com.
This news release contains forward-looking statements that involve risks and uncertainties. Forward-looking statements in this document are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements concerning future plans or results are only estimates and actual results could differ materially from expectations. Certain factors that could cause or contribute to such differences include without limitation, competitive pressures, changes in customer demands, adverse economic conditions, loss of key personnel, litigation, potential fluctuations in quarterly results, lengthy sales cycles, market acceptance of new or enhanced products and services, factors affecting spending by customers and other risks, uncertainties and factors including those described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 under the heading “Risk Factors,” and its most recent Quarterly Report on Form 10-Q under the heading “Factors That May Affect Future Results.” The forward-looking statements provided by the Company in this press release represent the Company’s views as of the date of this release. The Company anticipates that subsequent events and developments may cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so, and these forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this release.
©2005 Applix, Inc. All rights reserved. Applix and TM1 are registered trademarks of Applix, Inc. TM1 Financial Consolidations, TM1 Planning Manager and TM1 Web are trademarks of Applix, Inc. All other trademarks and company names mentioned are the property of their respective owners.
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Applix, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Revenues:
Software license	$4,373	$3,307	$12,846	$10,766
Professional services and maintenance	4,441	3,602	13,048	10,789

Total revenues	8,814	6,909	25,894	21,555

Cost of revenues	998	863	3,000	3,220

Gross margin	7,816	6,046	22,894	18,335

Operating expenses:
Sales and marketing	3,695	2,473	11,005	7,631
Product development	1,308	1,059	3,753	3,614
General and administrative (includes $15 of stock-based compensation for the three months ended September 30, 2005 and 2004, respectively, and $45 of stock-based compensation for the nine months ended September 30, 2005 and 2004, respectively)	1,101	1,507	3,868	4,603
Restructuring	—	604	—	577
Amortization of an acquired intangible asset	63	63	188	188

Total operating expenses	6,167	5,706	18,814	16,613

Operating income	1,649	340	4,080	1,722

Non-operating income (expense):
Interest and other income (expense), net	84	290	178	256

Income before income taxes:	1,733	630	4,258	1,978
(Benefit) provision for income taxes	(240)	178	(74)	293

Income from continuing operations	1,973	452	4,332	1,685

Loss from discontinued operations	(20)	(36)	(70)	(80)

Net income	$1,953	$416	$4,262	$1,605

Net income per share, basic and diluted:
Continuing operations, basic	$0.13	$0.03	$0.30	$0.12
Continuing operations, diluted	$0.12	$0.03	$0.26	$0.11
Discontinued operations, basic and diluted	($0.00)	($0.00)	($0.00)	($0.01)
Net income per share, basic	$0.13	$0.03	$0.29	$0.11
Net income per share, diluted	$0.12	$0.03	$0.26	$0.10

Weighted average number of shares outstanding:
Basic	14,744	14,243	14,610	13,957
Diluted	16,534	15,539	16,370	15,432

Applix, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except share and par value amounts)

	September 30,	December 31,
	2005	2004
ASSETS

Current assets:
Cash and cash equivalents	$18,700	$15,924
Short-term investments	4,700	—
Accounts receivable, net	4,199	6,171
Other current assets	1,684	1,703

Total current assets	29,283	23,798

Restricted cash	500	400
Property and equipment, net	712	580
Intangible asset, net	375	562
Other assets	635	687
Goodwill	1,158	1,158

TOTAL ASSETS	$32,663	$27,185

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$915	$795
Accrued expenses	4,603	5,177
Accrued restructuring expenses, current portion	46	112
Deferred revenues	8,271	8,421

Total current liabilities	13,835	14,505

Accrued restructuring expenses, long term portion	202	261
Other long term liabilities	113	181

Total liabilities	14,150	14,947

Stockholders’ equity:
Preferred stock; $.01 par value; 1,000,000 shares authorized, none issued and outstanding	—	—
Common stock; $.0025 par value; 30,000,000 shares authorized; 14,802,884 and 14,290,584 shares issued and outstanding, respectively	37	36
Additional paid-in capital	56,664	54,348
Accumulated deficit	(36,411)	(40,673)
Accumulated other comprehensive loss	(1,777)	(1,473)

Total stockholders’ equity	18,513	12,238

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$32,663	$27,185